ENCORE COMPUTER CORPORATION
Computation of Loss per Share                          Exhibit 11
(in thousands except per share data)


Primary:
                                   1993          1992         1991
                               ----------    ----------    ---------
Net loss                         $ (69,565)    $ (32,522)   $(65,388)
Accumulated Series B and
D Preferred Stock Dividends         (9,185)
Series B and D Preferred
 Stock Dividends                      -          (4,471)      (2,719)
                                  ---------   ----------    ---------
Net loss attributable to
     common shareholders         $ (78,750)   $ (36,993)    $(68,107)

Weighted average common
shares outstanding                  31,909      30,535         29,102
Series A assumed converted           7,364       7,364          7,364
                                     ------     ------         ------
Weighted average shares
outstanding                         39,273      37,899         36,466
                                    =======     =======        ======
Loss per common share:
 Net loss                         $ (2.01)    $ (0.98)        $ (1.87)
                                  ========    ========        ========


Assuming Full Dilution:

Net loss                        $ (69,565)    $ (32,522)     $(65,388)
Weighted average common
 shares outstanding                31,909        30,535        29,102
Series A assumed converted          7,364         7,364         7,364
Series B assumed converted         19,321        17,706        15,289
Series D assumed converted         29,564         8,532           -
Exercise of options reduced
by the number of shares
 purchased with proceeds            7,412         1,109         1,622
                                   ------        ------        ------
Weighted average shares
  outstanding                      95,570        65,246        53,377

Loss per common share:

Net loss                          $ (0.73)      $ (0.50)      $ (1.22)
                                  ========      ========      ========